Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 80 to the registration statement of Scudder Securities Trust on Form N-1A ("Registration Statement") of our report dated July 18, 2002, relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual Reports to Shareholders of Scudder Technology Innovation Fund and Scudder Health Care Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
September 27, 2002